Exhibit 99.(a)(17)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
CREDIT SUISSE OPPORTUNITY FUNDS

THIS Certificate of Amendment of Credit Suisse Opportunity Funds (the “Trust”), is being duly executed and filed by the undersigned trustees to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.             Name.  The name of the statutory trust is Credit Suisse Opportunity Funds.

2.             Amendment.  The Certificate of Trust, as heretofore amended on November 7, 2001, is hereby amended to change the name of the series of the Trust currently designated “Credit Suisse High Income Fund” to “Credit Suisse Floating Rate High Income Fund”.

3.             Effective Date.  This Certificate of Amendment shall be effective on June 3, 2011.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

/s/ Enrique R. Arzac
Enrique R. Arzac, as Trustee

/s/Jeffrey E. Garten
Jeffrey E. Garten, as Trustee

/s/Peter F. Krogh
Peter F. Krogh, as Trustee

/s/Steven N. Rappaport
Steven N. Rappaport, as Trustee